As filed with the Securities and Exchange Commission on December 11, 2025

Registration No. 333-133275
Registration No. 333-168867
Registration No. 333-253205

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-133275
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168867
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-253205

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
CATERPILLAR INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)
5205 N. O'Connor Blvd., Suite 100 Irving, Texas 75039 (Address of Principal Executive Offices, Including Zip Code)
Caterpillar Hourly Employees 401(k) Savings Plan
(formerly named the Solar Savings and Investment Plan)
(Full Title of the Plan)
Derek Owens
Chief Legal Officer and General Counsel Caterpillar Inc.
5205 N. O'Connor Blvd., Suite 100
Irving, Texas 75039
(972) 891-7700
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
Caterpillar Inc., a Delaware corporation (the “Registrant”), and the Solar Savings and Investment Plan (the “Solar Plan”) previously filed Registration Statements on Form S-8 with the Securities and Exchange Commission (the “SEC”) on April 13, 2006 (File No. 333-133275), August 16, 2010 (File No. 333-168867) and February 17, 2021 (File No. 333-253205) (together, the “Prior Registration Statements”), registering shares of Common Stock, par value $1.00 per share (the “Common Stock”), of the Registrant and an indeterminate amount of plan interests to be issued under the Solar Plan.

On December 11, 2025, the Chief Human Resources Officer of the Registrant approved (i) the merger of the Caterpillar Rail Division Retirement Savings Plan for Collectively Bargained Employees (the “Rail Plan”) with and into the Solar Plan effective at 11:59:59 pm on December 31, 2025 (the “Effective Date”) and (ii) the amendment and restatement of the Solar Plan, renamed as the Caterpillar Hourly Employees 401(k) Savings Plan (as amended and restated, the “Hourly Employees Plan”). Following the merger of the Rail Plan and the Solar Plan, the 91,626 shares of Common Stock the Registrant previously registered to be offered under the Rail Plan will be offered under the Hourly Employees Plan (the “Carryover Shares”).

Accordingly, we are filing this Post-Effective Amendment No. 1 to each Prior Registration Statement (this “Post-Effective Amendment”), pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Registrant to disclose a material change in the plan of distribution as it was originally disclosed in each Prior Registration Statement, to reflect the change of the Solar Plan’s name to Caterpillar Hourly Employees 401(k) Savings Plan and to reflect that, as of the Effective Date, the Carryover Shares will be offered under the Hourly Employees Plan, a copy of which is incorporated herein by reference as an exhibit hereto. This Post-Effective Amendment amends and supplements the items listed below. No additional shares of Common Stock are being registered hereby. This Post-Effective Amendment incorporates by reference the contents of the Prior Registration Statements to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The Registrant has filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such documents are hereby incorporated by reference in this Post-Effective Amendment:
•Annual Report on Form 10-K for the fiscal year ended December 31, 2024;
•Definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Stockholders filed on April 30, 2025 (only those parts incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024);
•Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025;
•Current Reports on Form 8-K filed with the SEC on April 9, 2025, April 15, 2025, June 12, 2025 (only with respect to the information disclosed pursuant to Item 5.07), August 28, 2025 and September 3, 2025;
•the Rail Plan Annual Report on Form 11-K (File No. 001-00768) filed on June 26, 2025;
•the Solar Plan Annual Report on Form 11-K (File No. 001-00768) filed on June 26, 2025; and
•the description of the Registrant’s Common Stock, which is contained in Exhibit 4.16 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such documents.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein (or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 6. Indemnification of Directors and Officers.

Delaware Law on Indemnification

Section 145 of the Delaware General Corporation law (the “DGCL”) allows us to indemnify directors and officers as well as other employees against expenses (including attorneys’ fees), judgments, fines, and settlement amounts for certain actions or proceedings (other than a “derivative” action by or on behalf of the Registrant) if they acted in good faith and in the best interests of the Registrant. If the matter is a criminal proceeding, indemnification would only occur if the individual had no reasonable cause to believe their conduct was unlawful.

A similar standard applies to derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action. If the individual has been found liable to the Registrant, indemnification requires court approval.

Section 102(b)(7) of the DGCL allows us to provide in our certificate of incorporation that a director or certain specified officers shall not be personally liable to the Registrant or its shareholders for monetary damages for a breach of fiduciary duty unless the breach: (i) relates to the duty of loyalty; (ii) involves intentional misconduct or knowing violation of law; (iii) involves payment of unlawful dividends, stock purchases or redemptions; or (iv) involves a transaction from which the director derived an improper personal benefit.

Caterpillar Bylaws and Certificate of Incorporation

Under Article V of our bylaws, we agree to indemnify officers and directors to the full extent permitted by Delaware law. In addition, our board of directors may in its discretion indemnify any person other than an officer or director made a party to any action by virtue of their employment with the Registrant. Article Ninth of our restated certificate of incorporation provides for indemnification of directors consistent with Section 102(b)(7) of the DGCL. We also maintain directors’ and officers’ liability insurance in the amounts and subject to the conditions set forth in those policies.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Caterpillar Inc. effective February 3, 2021 (incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K filed February 9, 2021)
4.2	Bylaws of Caterpillar Inc., as amended and restated on June 8, 2022 (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed June 14, 2022)
5.1
Opinion of Jennifer Schott as to the validity of the securities being issued, dated February 17, 2021 (incorporated by reference from Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 filed February 17, 2021)

10.1*
Caterpillar Hourly Employees 401(k) Savings Plan, dated as of January 1, 2026 (incorporated by reference from Exhibit 99.1 to the Registrant’s Post-effective Amendment on Form S-8 filed December 11, 2025)

23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (contained in the signature page to this Post-Effective Amendment)
* Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on this 11th day of December 2025.

CATERPILLAR INC. (Registrant)

/s/ Derek Owens
Name: Derek Owens
Title: Chief Legal Officer and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Derek Owens and Nicole M. Puza, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this Post-Effective Amendment on Form S-8 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in- fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

December 11, 2025	/s/ Joseph E. Creed	Chairman of the Board and Chief Executive Officer
Joseph E. Creed

December 11, 2025	/s/ Andrew R.J. Bonfield	Chief Financial Officer
Andrew R.J. Bonfield

December 11, 2025	/s/ William E. Schaupp	Vice President and
	William E. Schaupp	Chief Accounting Officer

December 11, 2025	/s/ D. James Umpleby III	Executive Chairman of the Board
D. James Umpleby III

December 11, 2025	/s/ James C. Fish, Jr.	Director
James C. Fish, Jr.

December 11, 2025	/s/ Gerald Johnson	Director
Gerald Johnson

December 11, 2025	/s/ Nazzic S. Keene	Director
Nazzic S. Keene

December 11, 2025	/s/ David W. MacLennan	Director
David W. MacLennan

December 11, 2025	/s/ Judith F. Marks	Director
Judith F. Marks

December 11, 2025	/s/ Debra L. Reed-Klages	Director
Debra L. Reed-Klages

December 11, 2025	/s/ Susan C. Schwab	Director
Susan C. Schwab

December 11, 2025	/s/ Rayford Wilkins, Jr.	Director
Rayford Wilkins, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Hourly Employees Plan) have duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto authorized, in the City of Irving, the State of Texas on this 11th day of December, 2025.

CATERPILLAR HOURLY EMPLOYEES 401(K) SAVINGS PLAN

/s/ Ted Meyer
Name: Ted Meyer
Title: Chair of Caterpillar Inc. Benefit Administrative Committee